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                   CONNECTICUT MUTUAL INVESTMENT ACCOUNTS, INC.

                                  SUPPLEMENT TO

                       STATEMENT OF ADDITIONAL INFORMATION
                              DATED OCTOBER 1, 1995


Connecticut Mutual Liquid Account
Connecticut Mutual Income Account
Connecticut Mutual Government Securities Account
Connecticut Mutual Total Return Account
Connecticut Mutual Growth Account

CMIA LifeSpan Capital Appreciation Account (""LifeSpan Capital Appreciation
 Account'')
CMIA LifeSpan Balanced Account (""LifeSpan Balanced Account'')
CMIA LifeSpan Diversified Income Account
(collectively, the ""LifeSpan Accounts'')

(collectively, the ""Accounts'')

APPOINTMENT OF OPPENHEIMERFUNDS, INC. AS EACH ACCOUNT'S
INVESTMENT MANAGER.  (EFFECTIVE MARCH 1, 1996).

On February 14, 1996, shareholders of each Account authorized the Accounts to enter into new investment management agreements with OppenheimerFunds, Inc. (the ""Manager''). These agreements became effective on March 1, 1996 at the time of the consummation of the merger between Connecticut Mutual Life Insurance Company and Massachusetts Mutual Life Insurance Company
(""MassMutual''), the indirect parent company of the Manager.

The new management agreements (the ""New Agreements'') provide for compensation to the Manager at the same rate as was previously paid to G.R. Phelps & Co., Inc. (""Phelps''), the former investment manager to the Accounts, and set forth in the Accounts' respective prospectuses. The New Agreements do not contain the contractual limitation on an Account's expenses that was included in the investment advisory agreement with Phelps. Phelps will provide fund administrative services to the Manager pursuant to an administrative services agreement between Phelps and the Manager. Compensation to Phelps for such services is paid by the Manager.

The Manager has operated as an investment adviser since 1959 and, together with an affiliate, manages investment companies with $40 million in assets and more than 2.8 million shareholder accounts. The Manager is owned by Oppenheimer Acquisition Corp., a holding company that is owned in part by senior officers for the Manager and controlled by MassMutual. The address of the Manager is Two World Trade Center, New York, NY 10048-0203.

APPOINTMENT OF SUBADVISERS TO THE LIFESPAN ACCOUNTS.  (EFFECTIVE
MARCH 1, 1996).

BEA Associates will continue to provide investment subadvisory services to the LifeSpan Accounts pursuant to separate subadvisory agreements between BEA and the Manager. Pilgrim Baxter & Associates Ltd. will continue to provide subadvisory services to the

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LifeSpan Capital Appreciation Account and the LifeSpan Balanced Account
pursuant to separate subadvisory agreements between Pilgrim and the Manager. The shareholders of the LifeSpan Capital Appreciation Account and the LifeSpan Balanced Account approved the Manager's selection of Babson-Stewart Ivory International (""Babson-Stewart'') to provide subadvisory services to the LifeSpan Capital Appreciation Account and the LifeSpan Balanced Account pursuant to separate subadvisory agreements between Babson-Stewart and the Manager. Babson-Stewart is located at One Memorial Drive, Cambridge, MA 02142, and is a partnership formed in 1987 between David L. Babson & Co., Inc., a subsidiary of MassMutual, and Stewart Ivory & Co., Ltd., located in Edinburgh, Scotland.

OPPENHEIMERFUNDS DISTRIBUTOR, INC. HAS BEEN APPOINTED AS THE
ACCOUNTS' DISTRIBUTOR.  (EFFECTIVE MARCH 18, 1996).

OppenheimerFunds Distributor, Inc. (the ""Distributor''), a subsidiary of the Manager, has been selected by the Board of Directors as each Account's Distributor, and shareholders of each Account approved new Rule 12b-1 Plans (the ""Plans'') for each class of its shares. The Class A Plans authorize the Accounts to reimburse the Distributor for its actual expenditures in servicing accounts. The fee under each Class A Plan is 0.25% of the average net assets of the Class A shares. Services provided include answering customer inquiries about an Account, assisting in establishing and maintaining accounts in an Account, making an Account's investment plans available and providing other services at the request of an Account or the distributor.

The Class B Plans authorize the Accounts to compensate the Distributor for its services in distributing Class B shares and servicing accounts. The fee under each Class B Plan consists of an ""asset-based'' sales charge of 0.75% of the average net assets of the Class B shares and a service fee of 0.25% of such assets. The asset-based sales charge is used to compensate the Distributor for distribution services to an Account including paying and financing the payment of sales commissions, service fees and other costs of distributing and selling Class B shares. The service fee is used to provide the same services described for the Class A Plan.

CHANGE IN NAME.  (EFFECTIVE MARCH 18, 1996).

The Board of Directors has approved the change in name of the registered investment company from Connecticut Mutual Investment Accounts, Inc. to Oppenheimer Series Fund, Inc. (the ""Company'') and the following changes to the names of five series of the Company:

Connecticut Mutual Total Return Account to
     OPPENHEIMER DISCIPLINED ALLOCATION FUND
Connecticut Mutual Growth Account to
     OPPENHEIMER DISCIPLINED VALUE FUND
CMIA LifeSpan Capital Appreciation Account to
     OPPENHEIMER LIFESPAN GROWTH FUND
CMIA LifeSpan Balanced Account to
     OPPENHEIMER LIFESPAN BALANCED FUND
CMIA LifeSpan Diversified Income Account to
     OPPENHEIMER LIFESPAN INCOME FUND

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OTHER CHANGES TO THE ACCOUNTS.

TRANSFER AGENT. Effective as of March 18, 1996, the Accounts' transfer and shareholder servicing agent will be OppenheimerFunds Services (""OFS''), a division of the Manager. OFS will provide these services to the Accounts at cost. Until that date, National Financial Data Services will continue to serve as the Accounts' transfer agent.

EXCHANGE PRIVILEGE. Shareholders of each Account will continue to be entitled to the same exchange privileges described in the current Prospectus.
 At the current time, shares of the Accounts may be exchanged as provided in the Prospectus only for shares of other funds for which Phelps formerly acted as investment adviser.

SUPPLEMENT DATED:  MARCH 1, 1996












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